Filed Pursuant to Rule 424(b)(3)
Registration No. 333-207471

KBS GROWTH & INCOME REIT, INC.
SUPPLEMENT NO. 15 DATED JANUARY 26, 2017
TO THE PROSPECTUS DATED APRIL 28, 2016

This document supplements, and should be read in conjunction with, the prospectus of KBS Growth & Income REIT, Inc. dated April 28, 2016, as supplemented by supplement no. 13 dated December 20, 2016 and supplement no. 14 dated January 10, 2017. As used herein, the terms “we,” “our” and “us” refer to KBS Growth & Income REIT, Inc. and, as required by context, KBS Growth & Income Limited Partnership, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose the authorization of cash distributions for February 2017 and March 2017 record dates and the authorization of stock dividends for the months of February 2017 and March 2017.
Cash Distributions Declared
On January 25, 2017, our board of directors authorized cash distributions on the outstanding shares of all classes of our common stock based on daily record dates for the period from February 1, 2017 through February 28, 2017, which we expect to pay in March 2017, and cash distributions on the outstanding shares of all classes of our common stock based on daily record dates for the period from March 1, 2017 through March 31, 2017, which we expect to pay in April 2017. Investors may choose to receive cash distributions or purchase additional shares through our distribution reinvestment plan. Distributions for these periods will be calculated based on stockholders of record each day during these periods at a rate of (i) $0.00136986 per share per day, less (ii) the applicable daily class-specific stockholder servicing fees accrued for and allocable to any class of common stock, divided by the number of shares of common stock of such class outstanding as of the close of business on each respective record date.
Stock Dividends Declared
On January 25, 2017, our board of directors authorized stock dividends for the months of February 2017 and March 2017 in the amount of 0.00083333 shares of common stock on each outstanding share of common stock, issuable to all common stockholders of record as of the close of business on February 28, 2017 and March 31, 2017, respectively. We expect to issue these stock dividends in March 2017 and April 2017, respectively. Stock dividends are issued in the same class of shares as the shares for which such stockholder received the stock dividend.

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